Exhibit 99.4

                   CENTRE REINSURES PENN TREATY'S LTC BUSINESS


Allentown, Pennsylvania / Hamilton, Bermuda, February 20, 2002 - Penn Treaty American Corporation ("Penn Treaty") (NYSE: PTA) and Centre Solutions (Bermuda) Ltd. ("Centre") announced that Centre has entered into a reinsurance agreement with two subsidiaries of Penn Treaty - Penn Treaty Network America Insurance Company and American Network Insurance Company. The reinsurance is a principal component in Penn Treaty's Corrective Action Plan, which was approved by the Pennsylvania Insurance Department and announced February 19, 2002.

According to the reinsurance agreement, effective December 31, 2001, Centre will reinsure 100 percent of Penn Treaty's two subsidiaries' long-term care insurance policies currently in-force, subject to an aggregate limit of liability which is a function of certain factors and which may be reduced in the event that the subsidiaries do not obtain rate increases as the Agreement may require. The reinsurance substantially reduces the subsidiaries' statutory risk-based capital requirements, thereby expanding their short and long-term growth opportunities. The reinsurance agreement also provides Centre the option to reinsure up to a 50 percent quota share of newly issued policies.

Irving Levit, Chairman, CEO and President of PTA, stated, "The reinsurance agreement with Centre Solutions supplements our future plans for short and long-term growth opportunities. Our policyholders, agents and shareholders will benefit accordingly."

"This agreement gives us the opportunity to participate in the future growth of long-term care insurance with an industry pioneer," said Michael Crow, VP of Centre Solutions. "Long-term care is widely recognized as an important insurance market with excellent growth prospects."

The Centre group of companies, a member of Zurich Financial Services, is a full-service provider of customized insurance, reinsurance, structured finance and risk management programs. Centre has offices in Bermuda, Dublin, Hong Kong, London, New Jersey, New York, Paris, San Francisco, Sydney and Zurich. Centre reported US$1.1 billion of capital and surplus, and $7.6 billion of total assets as of year-end 2000. The Centre group of companies is rated "A" or "Excellent" by A.M. Best Company, "AA-" or "Very Strong" (FSR and FER) by Standard & Poor's and "Aa3" or "Excellent" by Moody's Investors Services. For further information please visit Centre's web site at www.centresolutions.com.

The Zurich Financial Services Group (www.zurich.com) is a global leader in integrated financial services, providing its customers solutions in the areas of financial protection (non-life insurance and structured solutions) and asset gathering (life insurance and asset management). The Group focuses its activities on the key markets of North America, UK, Switzerland and Europe, as well as selected other markets where it has or can reach a competitive position. Founded in 1872, Zurich is headquartered in Zurich, Switzerland. It has offices in more than 60 countries and employs approximately 70,000 people.

Penn Treaty American Corporation, through its wholly owned direct and indirect subsidiaries, Penn Treaty Network America Insurance Company, American Network Insurance Company, American Independent Network Insurance Company of New York, Penn Treaty (Bermuda), Ltd., United Insurance Group Agency, Inc., Network Insurance Senior Health Division and Senior Financial Consultants Company, is primarily engaged in the underwriting, marketing and sale of individual and group accident and health insurance products, principally covering long-term nursing home and home health care.

Certain statements made by Penn Treaty in this press release may be considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Although Penn Treaty believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results of Penn Treaty's operations will not differ materially from its expectations. Factors which could cause actual results to differ from expectations include, among others, whether its Corrective Action Plan will be accepted and approved by regulators in addition to the Pennsylvania Department of Insurance, the adverse financial impact of suspending new business sales, Penn Treaty's ability to raise adequate capital to meet the requirements of anticipated growth and the cost associated with recommencing new business sales, liquidity needs and debt obligations, the possible sale of certain product lines and its New York subsidiary, the adequacy of Penn Treaty's loss reserves and the recoverability of its deferred acquisition cost asset, Penn Treaty's ability to sell insurance products in certain states, to resume generating new business in all states and to succeed in obtaining necessary rate increases, Penn Treaty's ability to comply with government regulations and the requirements which may be imposed by state regulators as a result of Penn Treaty's capital and surplus levels, the ability of senior citizens to purchase Penn Treaty's products in light of the increasing costs of health care, the ability of Penn Treaty to retain its current policyholder base, the modality of premium revenue, the ability of Penn Treaty to defend itself against adverse litigation, and Penn Treaty's ability to recapture, expand and retain its network of productive independent agents, especially in light of the voluntary suspension of new business. For additional information, please refer to Penn Treaty's reports filed with the Securities and Exchange Commission.


Centre Contact:              Greg Euston
                             Manning, Salvage & Lee
                                  212/213-7060


Penn Treaty Contact:         Cameron Waite, CFO
                              Cwaite@penntreaty.com
                                  800/222-3469